Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Prospectus dated March 31, 2016

Registration No. 333-210502

What does it mean when we say “GM Financial

Right Notes® offer rates higher than most savings accounts?”

Our goal is to keep rates as competitive as possible, so you get a better return on your cash investment. The national average rate on a savings account with less than $100,000 is 0.06%.[1] Depending upon your investment amount, current rates for Right Notes are as high as 1.50%.

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Please contact Customer Service online or by phone at 1-844-556-1485.

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GM Financial | 801 Cherry St. Suite 3500 | Fort Worth, TX 76102

1. Source FDIC Comparison based on $50,000 investment. Rates updated July 31. Some accounts referenced in this statement may be FDIC insured. Right Notes do not constitute a savings, deposit or other bank account and are not insured by or subject to the protection of the Federal Deposit Insurance Corporation.

General Motors Financial Company, Inc. (“GM Financial”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GM Financial has filed with the SEC for more complete information about GM Financial and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by downloading them from the GM Financial Right Notes Web site at rightnotes.com. Alternatively, GM Financial will arrange to send you the prospectus if you request it by calling toll-free 1-844-556-1485.

GM Financial and the GM logo are trademarks of General Motors LLC, used with permission.